EXHIBIT 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

IsoEnergy Ltd.

We, KPMG LLP, consent to the use of our report dated February 27, 2025, with respect to the consolidated financial statements of IsoEnergy Ltd., which comprise the consolidated statements of financial position as at December 31, 2024 and December 31, 2023, the related consolidated statements of loss and comprehensive income (loss), changes in equity and cash flows for the years then ended, and the notes to the consolidated financial statements,  including a summary of material accounting policy information, which is incorporated by reference in the Registration Statement on Form F-10 dated January 13, 2026 of IsoEnergy Ltd.

/s/KPMG LLP

Chartered Professional Accountants

January 13, 2026

Vancouver, Canada